EXHIBIT 10.1

MICROCHIP TECHNOLOGY INCORPORATED

2004 EQUITY INCENTIVE PLAN

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

Unless otherwise defined herein, the terms used in this Notice of Grant of Restricted Stock Units (“Grant Notice”) shall have the same meanings as those defined in the 2004 Equity Incentive Plan (the “Plan”).

Grantee:	____________________

You have been granted an Award of Restricted Stock Units (“RSUs”) subject to and in accordance with the express terms and conditions of the Plan and the Restricted Stock Unit Agreement, including the appendix for your country, if any (“Appendix” and together with the Restricted Stock Unit Agreement, the “Agreement”) attached hereto as Exhibit A. The Plan and Agreement are incorporated herein in their entirety.  Each RSU is equivalent to the right to receive one share of Common Stock of the Company (“Share”) for purposes of determining the number of Shares subject to this Award.  No Shares will be issued until the vesting conditions of the Award described below are satisfied and the restrictions lapse, subject to the terms and conditions set forth in the Plan and the Agreement.  This Award does not entitle Grantee to any stockholder rights with respect to the underlying Shares until the vesting conditions of the Award described below are satisfied, the restrictions lapse and Shares are issued to him/her.  Additional terms of this Award are as follows:

Grant Number:	____________________
Grant Date:	____________________
Vest Begin Date:	____________________
Vesting Period:	____________________
Purchase Price Per RSU:	$0.00 (USD)
Total Number of RSUs Granted:	____________________

Vesting Schedule.  The RSUs vest and all restrictions lapse «vest_schedule».  All vesting is contingent upon the Grantee’s continual status as a Service Provider measured from the Grant Date through the applicable Vest Date.

Termination Period.  This Award automatically terminates and Grantee’s rights are forfeited with respect to any portion of the RSUs unvested on the date Grantee ceases to be a Service Provider or in the event that Grantee has not accepted this Grant in accordance with Company procedures 31 days or more prior to its Vest Begin Date.  In no event shall this Award vest later than the Vesting Schedule outlined above.

Binding Agreements.  By signature of Company's representative below, and Grantee’s acceptance of this Grant in accordance with Company procedures, the parties agree that this Grant Notice, the Agreement, and the Plan constitute Grantee’s entire agreement with respect to this Award and agree to be bound by the terms therein.  Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan, the Agreement, and/or this Award.  This Award may be modified by the Company, but in accordance with Section 21(c) of the Plan, it may not be modified adversely to Grantee’s interest except by means of a writing signed by the Company and Grantee.  The Company will administer the Plan from the United States of America. The internal laws of the State of Arizona, United States of America, but not its choice of law principles, will govern this Award.

MICROCHIP TECHNOLOGY INCORPORATED
By:	/s/ Steve Sanghi
President and CEO

Global (Except France)

Exhibit A

MICROCHIP TECHNOLOGY INCORPORATED

2004 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNITS AGREEMENT

1. Grant of Restricted Stock Units.  Microchip Technology Incorporated (the “Company”) hereby grants to the Grantee named in the Notice of Grant of Restricted Stock Units (“Grant Notice”) an Award of Restricted Stock Units (“RSUs”), as set forth in the Grant Notice and subject to the terms and conditions in this Restricted Stock Unit Agreement, including any appendix for the Grantee’s country (the “Appendix” and together with the Restricted Stock Unit Agreement, the “Agreement”) and the Company’s 2004 Equity Incentive Plan (the “Plan”).  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

2. Company's Obligation.  Each RSU represents the right to receive a Share in accordance with the Vesting Period in the Grant Notice.  Unless and until the RSUs vest, the Grantee will have no right to receive Shares underlying such RSUs.  Prior to actual distribution of Shares pursuant to any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3. Vesting Schedule.  Subject to paragraph 4 of this Agreement, the RSUs awarded by this Agreement will vest and all restrictions lapse according to the vesting schedule specified in the Grant Notice.

4. Forfeiture upon Termination as a Service Provider.  Notwithstanding any contrary provision of this Agreement or the Grant Notice, if the Grantee terminates service as a Service Provider for any or no reason prior to vesting, the unvested RSUs awarded by this Agreement will thereupon be forfeited (as determined in accordance with paragraph 10(i) below) at no cost to the Company.

5. Payment after Vesting.  Any RSUs that vest in accordance with paragraph 3 of this Agreement will be paid to the Grantee (or in the event of the Grantee's death, to his or her estate) in Shares (unless otherwise determined by the Administrator and stated in the Appendix), upon satisfaction, as determined by the Company, of any Tax-Related Items as set forth in paragraph 9 of this Agreement.  The Shares will be issued to the Grantee as soon as practicable after the Vesting Date, but in any event, within the period ending on the later to occur of the date that is two and a half (2 ½) months from the end of (i) the Grantee’s tax year that includes the applicable Vesting Date, or (ii) the Company’s tax year that includes the applicable vesting date.

6. Payments after Death.  Any distribution or delivery to be made to the Grantee under this Agreement will, if the Grantee is then deceased, be made to the administrator or executor of the Grantee’s estate.  Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7. Grant is Not Transferable.  Except to the limited extent provided in paragraph 6 of this Agreement, RSUs may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the RSUs, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, the RSUs grant and the rights and privileges conferred hereby immediately will become null and void.

8. Rights as Stockholder.  Neither the Grantee nor any person claiming under or through the Grantee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until the Grantee’s rights with respect to the RSUs have become vested and certificates representing such Shares have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Grantee or Grantee’s broker or the Shares have been electronically transferred to Grantee’s account.

9. Tax Obligations.  Regardless of any action the Company or the Grantee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan that are legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains his or her responsibility and that such liability may exceed the amount actually withheld by the Company or the Employer.  The Grantee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant or vesting of the RSUs, the issuance of Shares on the relevant Vesting Date, the subsequent sale of Shares acquired at vesting of the RSUs, if any, and the receipt of any dividends; and (2) do not commit and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Grantee becomes subject to tax and/or social security contributions in more than one jurisdiction between the Grant Date and the date of any relevant taxable, tax and/or social security contribution withholding event, as applicable, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable, tax and/or social security contribution withholding event, the Grantee shall pay or make appropriate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, the Grantee authorizes the Company and/or the Employer, at their sole discretion, to satisfy the obligations with respect to Tax-Related Items by one or a combination of the following: (i) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer; or (ii) withholding from proceeds of the sale of Shares acquired upon vesting of the RSUs, either through a voluntary sale or through a mandatory sale arrangement by the Company (on the Grantee’s behalf pursuant to this authorization); or (iii) withholding in Shares to be issued upon vesting of the RSUs; or (iv) by requiring direct payment from the Grantee in cash (or its equivalent). To avoid negative accounting treatment, the Company will withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates.  If the Grantee’s and/or the Company’s withholding obligations for Tax-Related Items are satisfied as described in (iii) of this paragraph, the Company will endeavor to sell only the number of Shares required to satisfy the Grantee’s and/or the Company’s withholding obligations for Tax-Related Items; however, the Grantee agrees that the Company may sell more Shares than necessary to satisfy the Tax-Related Items.  Further, the Grantee will be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of Shares is held back solely for purposes of paying the Tax-Related Items due as a result of any aspect of the Grantee’s participation in the Plan.  The Grantee hereby consents to any action reasonably taken by the Company to satisfy his or her obligations for Tax-Related Items.

Finally, the Grantee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares at vesting if the Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.

10. Nature of Grant.  In accepting the RSUs, the Grantee expressly acknowledges, understands and agrees to the following:

(a) The Company is granting the Award under the Plan.  The Plan is established voluntarily by the Company, is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time;

(b) The grant of the Award, future grants of Awards, if any, and benefits and rights provided under the Plan are voluntary, occasional and at the complete discretion of the Company and do not constitute regular or periodic payments.  No grant of Awards will be deemed to create any contractual or other right to receive future RSU Awards or benefits in lieu of RSUs, whether or not such a reservation is explicitly stated at the time of such a grant or whether such Awards have been granted repeatedly in the past.  All decisions with respect to future RSU Awards, if any, will be at the sole discretion of the Company;

(c) For Grantee’s residing outside the U.S., the RSUs and the Shares subject to the RSUs are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which are outside the scope of the Grantee’s employment contract, if any;

(d) For Grantee’s residing outside the U.S., the RSUs and the Shares subject to the RSUs are not intended to replace any pension rights or compensation;

(e) For Grantee’s residing outside the U.S., the RSUs and the Shares subject to the RSUs are not part of Grantee’s normal or expected salary or compensation for any purposes, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement or welfare benefits, or any other payments, benefits or rights of any kind, and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary;

(f) The RSUs and the Grantee’s participation in the Plan shall not be interpreted to form an employment contract or relationship with the Company or any Subsidiary;

(g) The future value of the underlying Shares is unknown and cannot be predicted with certainty;

(h) No claim or entitlement to compensation or damages shall arise from forfeiture of the RSU Awards resulting from termination of the Grantee’s employment by the Company or the Employer (for any reason whatsoever and regardless of whether in breach of local labor laws) and, in consideration of the RSU Awards, to which the Grantee otherwise is not entitled, the Grantee irrevocably agrees never to institute any claim against the Company or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Grantee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(i) In the event the Grantee’s termination of employment (regardless of whether in breach of local labor laws), the Grantee’s right to vest in the RSUs under the Plan, if any, will terminate effective as of the date that the Grantee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Administrator shall have the exclusive discretion to determine when the Grantee is no longer actively employed for purposes of the RSUs;

(j) The Company has the right, at any time to amend, suspend or terminate the Plan.  The Plan will not be deemed to constitute, and will not be construed by Grantee to constitute, part of the terms and conditions of employment, and that the Company will not incur any liability of any kind to Grantee as a result of any change or amendment, or any cancellation, of the Plan at any time.

(k) The Grantee's employment with the Employer is not affected at all by any Award and shall not create a right to further employment with the Employer.  Accordingly, the terms of the Grantee's employment with the Employer will be determined from time to time by the Company or the Subsidiary employing the Grantee (as the case may be), and the Grantee’s participation in the Plan shall not interfere with the ability of the Employer, which is hereby expressly reserved, to terminate or change the terms of the employment of the Grantee at any time for any reason whatsoever, with or without good cause or notice, except as may be expressly prohibited by the laws of the jurisdiction in which the Grantee is employed; and

(l) The Grantee is voluntarily participating in the Plan.

11. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying Shares.  The Grantee is hereby advised to consult with his or her own personal tax, legal, and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

12. Data Privacy.  By entering into this Agreement, and as a condition of the vesting of the Award, Grantee explicitly and unambiguously consents to the collection, use, and transfer of personal data, as set forth in this Agreement and any other grant materials by and among, as applicable, the Employer, the Company and any Parent or Subsidiary of the Company for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

(i) Grantee understands that the Employer, the Company and its Subsidiaries hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, and details of all Awards or other entitlement to Shares awarded, canceled, exercised, vested, unvested, or outstanding in Grantee’s favor, for the exclusive purpose of managing and administering the Plan (“Data”).

(ii) Grantee further understands that the Employer, the Company and/or its Subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration, and management of Grantee’s participation in the Plan, and that the Employer, the Company and/or its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan, including the broker or such other stock plan service provider as may be selected by the Administrator (“Data Recipients”).

(iii) Grantee understands that the Data Recipients may be located in Grantee’s country or elsewhere, including outside the European Economic Area, and that the Data Recipient’s country (e.g., the United States) may have different data privacy laws and protections.  Grantee authorizes the Data Recipients to receive, possess, use, retain, and transfer Data, in electronic or other form, for the purposes of implementing, administering, and managing Grantee’s participation in the Plan.  Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan.

(iv) Grantee understands that Grantee may request a list with the names and addresses of the potential Data Recipients by contacting his/her local human resources representative.  Grantee further understands that he/she may, at any time, review the Data, request additional information about the storage and processing of Data, request that any necessary amendments be made to it, or withdraw Grantee’s consent herein in writing by contacting the Company.  Grantee further understands, however, that withdrawing consent may affect Grantee’s ability to participate in the Plan.  For more information on the consequences of Grantee’s refusal to consent or withdrawal of consent, Grantee understands that Grantee may contact his/her local human resources representative.

13. Language.  If the Grantee receives this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.

14. Binding Agreement.  Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

15. Additional Conditions to Issuance of Stock.  If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Grantee (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company.  The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

16. Administrator Authority.  The Administrator has the power to interpret the Plan, the Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application thereof as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested).  All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Grantee, the Company and all other interested persons.  No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Grant Notice or this Agreement.

17. Notice Requirement.  Where there is a legal requirement for any notice or document to be sent to any person by any other person, it shall be considered sent if an electronic transmission of the relevant information is sent in a form previously determined as being acceptable to the Administrator.  For the avoidance of doubt, the Administrator may dispense with the requirement to tender a certificate on the issuance of Shares under an RSU Award where the Administrator authorizes any system permitting electronic notification.

18. Address for Notices.  Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at 2355 West Chandler Boulevard, Chandler AZ 85224, U.S.A. Attn: Stock Administration, or at such other address as the Company may hereafter designate in writing or electronically.

19. Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

20. Appendix. Notwithstanding any provisions in this Agreement, the RSUs shall be subject to any special terms and conditions for the Grantee’s country set forth in the Appendix.  Moreover, if the Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country shall apply to the Grantee, to the extent that the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.  The Appendix constitutes part of this Agreement.

21. Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the RSUs and on any Shares acquired under this Award, to the extent that the Company determines it is necessary or advisable to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22. Entire Agreement; Governing Law.  The Plan and Grant Notice are incorporated herein by reference.  The Plan, Grant Notice and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and Grantee.  The Company will administer the Plan from the United States of America.  This Agreement, the Grant Notice and all Awards are governed by the internal substantive laws, but not the choice of law principles, of the State of Arizona, United States of America.

For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Arizona and agree that such litigation shall be conducted in the courts of Maricopa County, Arizona, or the federal courts for the United States for the District of Arizona, where this grant is made and/or to be performed.

23. Severability.  The provisions of this Agreement are severable, and, if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless shall be binding and enforceable.

By Grantee’s electronic acceptance of the Agreement, Grantee agrees that this Award is granted under and governed by the terms and conditions of the Plan, the Grant Notice and this Agreement.  Grantee has reviewed the Plan, the Grant Notice and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan, the Grant Notice and this Agreement.  Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan, the Grant Notice and this Agreement.

MICROCHIP TECHNOLOGY INCORPORATED By /s/ Steve Sanghi Steve Sanghi, President and CEO

APPENDIX

ADDITIONAL TERMS AND CONDITIONS OF THE
MICROCHIP TECHNOLOGY INCORPORATED
2004 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNITS AGREEMENT

This Appendix includes additional terms and conditions that govern the RSUs granted to the Grantee under the Plan if the Grantee resides in one of the countries listed below.  All capitalized terms used, but not defined herein shall have the meaning given to such terms in the Plan and/or the Agreement.

If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working or transfers employment after the RSUs are granted, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Grantee.

AUSTRALIA

RSUs Payable in Shares Only.  Notwithstanding any discretion in the Plan, due to securities law considerations in Australia, the RSUs will be settled in Shares only.  The RSUs do not provide any right for the Grantee to receive a cash payment.

AUSTRIA

There are no country-specific terms and conditions.

CANADA

RSUs Payable in Shares Only.  Notwithstanding any discretion in the Plan, due to securities law considerations in Canada, the RSUs will be settled in Shares only.  The RSUs do not provide any right for the Grantee to receive a cash payment.

Termination of Employment.  The following provision replaces paragraph 10(i) of the Agreement:

In the event of termination of the Grantee’s employment, the Grantee’s right to vest in the RSUs under the Plan, if any, will terminate effective as of the date that is the earlier of (i) the date on which the Grantee receives a notice of termination of employment from the Company or the Employer, or (ii) the date on which the Grantee is no longer employed, regardless of any notice period or period of pay in lieu of such notice required under local law; the Administrator shall have the exclusive discretion to determine when the Grantee is no longer employed for purposes of the RSUs.

The following terms and conditions apply if the Grantee is in Quebec:

Authorization to Release and Transfer Necessary Personal Information.  The following provision supplements paragraph 12 of the Agreement:

The Grantee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan.  The Grantee further authorizes the Company and/or any Parent or Subsidiary to disclose and discuss the Plan with their advisors.  The Grantee further authorizes the Company and any Parent or Subsidiary to record and keep such information in the Grantee’s employment file.

French Language Acknowledgment.  The following provision supplements paragraph 13 of the Agreement:

The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or directly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

CHINA

Deposit of Shares and Distribution of Dividends.  Due to exchange control laws and regulations in the People’s Republic of China (“PRC”), if the Participant is a PRC national, any Shares acquired at vesting of the RSUs will be deposited in an account established for Grantee by the Company (the “Account”) with E*Trade Financial or any successor broker designated by Company, in its sole discretion (the “Designated Broker”).  Grantee must maintain the Shares issued to Grantee under the Plan in the Account and must not transfer the Shares to any person, broker or other account with the Designated Broker or to a brokerage account outside of the Designated Broker.

Any dividends related to Shares acquired under the Plan may, at the Company’s sole discretion, be deposited into an Account with the Designated Broker, or re-invested by Company on behalf of the Grantee.

Until such time as the Shares acquired at vesting of the RSUs are sold, the Grantee must maintain the Shares issued to Grantee under the Plan in the Account and must not transfer the Shares to another account with the Designated Broker or to a brokerage account outside of the Designated Broker.

Forfeiture and Sale upon Termination as a Service Provider.  The following provision replaces paragraph 4 of the Agreement:

(a)           Notwithstanding any contrary provision of this Agreement or the Grant Notice, if the Grantee terminates service as a Service Provider for any or no reason prior to vesting, the unvested RSUs awarded by this Agreement will thereupon be forfeited at no cost to the Company.

(b)           The Grantee must sell all Shares acquired under the Plan on or before the date of termination as a Service Provider.  Grantee hereby authorizes Company or the Designated Broker to sell such Shares on behalf of the Grantee without notice to or consent from the Grantee if Grantee has not sold all Shares so acquired as of the date of termination of service.  The sale of Shares shall be carried out within a reasonable time of termination of service as determined by Company.  The proceeds from such sale, net any Tax-Related Items and broker’s fees, shall be deposited in Grantee’s bank account in China, or delivered to Grantee in China through such other means determined by Company, in its discretion.  Grantee hereby releases and holds harmless Company and any Parent or Subsidiary, employees and agents (“Indemnitees”) from any loss that Grantee may incur due to the timing of the sale of Shares by Company and acknowledges that the Company and the Employer are under no obligation to arrange for the sale of the Shares at any particular price and are not liable for any fluctuations in the trading price of the Shares and/or the U.S. dollar exchange rate.

(c)           If Grantee does transfer Shares into an account to which Company has no visibility, then Grantee will sell all Shares no later than the date of termination as a Service Provider and provide written evidence of such sale of Shares to Company within two (2) business days of the date of termination as a Service Provider.  Such evidence must be in a form acceptable to Company.

(d)           Grantee shall defend, hold harmless and indemnify Indemnitees from any and all penalties, damages, and costs that may be incurred by Indemnitees arising out of or in connection with Grantee’s failure to comply with these obligations and any requirements under local exchange control laws applicable to him/her.

Exchange Control Restriction.  The Grantee understands and agrees that, if he or she is a PRC national, due to exchange control laws and regulations in the PRC, the Grantee will be required to repatriate immediately to the PRC any cash proceeds from the sale of the Shares acquired under the Plan.  The Grantee understands further that, under applicable laws and regulations, such repatriation may need to be effected through a special foreign exchange account established by the Company or a Parent or Subsidiary, and the Grantee consents and agrees that the proceeds from the sale of the Shares may be transferred to such special account before being delivered to the Grantee.  Moreover, if the proceeds from the sale of the Shares are converted to local currency, the Grantee acknowledges that the Company (including its Parent and Subsidiary corporations) is under no obligation to secure any particular currency conversion rate and may face delays in converting the proceeds to local currency due to exchange control restrictions in the PRC.  The Grantee agrees to bear the risk of any fluctuation in the U.S. dollar/local currency exchange rate between the date the Grantee realizes U.S. dollar proceeds from his or her participation in the Plan and the date that the Grantee receives cash proceeds converted to local currency.  The Grantee also agrees to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in the PRC.

DENMARK

There are no country-specific terms and conditions.

GERMANY

There are no country-specific terms and conditions.

HONG KONG

Securities Law Warning.  The offer of the RSUs and the Shares subject to the RSUs do not constitute a public offering of securities under Hong Kong law and are available only to Employees of the Company or its Subsidiaries participating in the Plan.  The Grantee should be aware that the contents of this Agreement have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong.  Nor have the documents been reviewed by any regulatory authority in Hong Kong.  The RSUs are intended only for the personal use of each Grantee and may not be distributed to any other person.  The Grantee is advised to exercise caution in relation to this offer.  If the Grantee is in doubt about any of the contents of this Agreement or the Plan, the Grantee should obtain independent professional advice.

RSUs Payable in Shares Only.  Notwithstanding any discretion in the Plan, the RSUs will be settled in Shares only.  The RSUs do not provide any right for the Grantee to receive a cash payment.

Sale of Shares.  In the event that the RSUs vest within six months of the date of grant, the Grantee agrees that he or she will not sell any Shares thus acquired prior to the six-month anniversary of the date of grant.

HUNGARY

There are no country-specific terms and conditions.

INDIA

Exchange Control Documentation.  The Grantee understands that he or she must repatriate the sale proceeds upon the sale of Shares acquired under the Plan to India and convert the proceeds into local currency within 90 days of receipt.  The Grantee will receive a foreign inward remittance certificate (“FIRC”) from the bank where the foreign currency is deposited.  The Grantee should retain the FIRC as evidence of the repatriation of funds in the event that the Reserve Bank of India, the Employer or the Company requests proof of repatriation.

IRELAND

There are no country-specific terms and conditions.

ITALY

Data Privacy Notice.  The following provision replaces paragraph 12 of the Agreement:

The Grantee hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of the Grantee’s personal data as described in this provision of this Appendix by and among, as applicable, the Employer, the Company and any Parent and/or Subsidiary for the exclusive purpose of implementing, administering, and managing the Grantee’s participation in the Plan.

The Grantee understands that the Employer, the Company and any Parent and/or Subsidiary may hold certain personal information about the Grantee, including, without limitation, the Grantee’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or a Parent or Subsidiary, details of all RSUs, or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the exclusive purpose of implementing, managing, and administering the Plan (“Data”).

The Grantee also understands that providing the Company with Data is necessary for the performance of the Plan and that the Grantee’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect the Grantee’s ability to participate in the Plan.  The Controller of personal data processing is Microchip Technology Incorporated at 2355 West Chandler Boulevard, Chandler, AZ 85224, U.S.A., and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Microchip Technology SRL with registered offices at Via Pablo Picasso 41, 20025 Legnano (MI) Italy.

The Grantee understands that Data will not be publicized, but it may be transferred to E*Trade Financial (or one of its affiliates) or such other stock plan service provider as may be selected by the Company in the future (any such entity, “Broker”), or other third parties involved in the management and administration of the Plan.  The Grantee understands that Data may also be transferred to the independent registered public accounting firm engaged by the Company.  The Grantee further understands that the Company and/or any Parent and/or Subsidiary will transfer Data among themselves as necessary for the purpose of implementing, administering, and managing the Grantee’s participation in the Plan, and that the Company or a Subsidiary may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to the Broker or other third party with whom the Grantee may elect to deposit any Shares acquired at vesting of the RSUs.  Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing the Grantee’s participation in the Plan.  The Grantee understands that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere.  Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

The Grantee understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require the Grantee’s consent thereto, as the processing is necessary to performance of contractual obligations related to implementation, administration, and management of the Plan.  The Grantee understands that, pursuant to paragraph 7 of the Legislative Decree no. 196/2003, the Grantee has the right to, without limitation, access, delete, update, correct, or terminate, for legitimate reason, the Data processing.

Furthermore, the Grantee is aware that Data will not be used for direct-marketing purposes.  In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting the Grantee’s local human resources representative.

Grant Terms Acknowledgment.  By accepting the RSUs, the Grantee acknowledges having received and reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Appendix.

The Grantee further acknowledges having read and specifically approves the following paragraphs of the Agreement: paragraph 9 (“Tax Obligations”), paragraph 10 (“Nature of Grant”), paragraph 13 (“Language”), paragraph 22 (“Entire Agreement; Governing Law”), and the “Data Privacy Notice” provision set forth above in this Appendix.

JAPAN

There are no country-specific terms and conditions.

KOREA

There are no country-specific terms and conditions.

MALAYSIA

There are no country-specific terms and conditions.

MEXICO

No Entitlement or Claims for Compensation.  These provisions supplement paragraph 10 of the Agreement:

Modification.  By accepting the RSUs, the Grantee understands and agrees that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.

Policy Statement.  The Award of RSUs the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

The Company, with registered offices at 2355 West Chandler Boulevard, Chandler, AZ 85224, U.S.A., is solely responsible for the administration of the Plan and participation in the Plan and the acquisition of Shares does not, in any way, establish an employment relationship between the Grantee and the Company since the Grantee is participating in the Plan on a wholly commercial basis and the sole employer is Microchip Technology Mexico, S.DE R.L. DE C. V. nor does it establish any rights between the Grantee and the Employer.

Plan Document Acknowledgment.  By accepting the RSUs, the Grantee acknowledges that he/she has received copies of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.

In addition, by accepting the Agreement, the Grantee further acknowledges that the Grantee has read and specifically and expressly approve the terms and conditions in paragraph 10 of the Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and any Parent or Subsidiary are not responsible for any decrease in the value of the Shares underlying the RSUs.

Finally, the Grantee hereby declares that he/she does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of the Grantee’s participation in the Plan and therefore grant a full and broad release to the Employer, the Company and any Parent or Subsidiary with respect to any claim that may arise under the Plan.

Spanish Translation

Reconocimiento de la Ley Laboral.  Estas disposiciones complementan el apartado 10 del Acuerdo:

Modification.  Al aceptar las Unidades de Acción Restringida, usted reconoce y acuerda que cualquier modificación del Plan o su terminación no constituye un cambio o desmejora de los términos y condiciones de empleo.

Declaración de Política.  El Otorgamiento de Unidades de Acción Restringida de la Compañía en virtud del Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier tiempo, sin responsabilidad alguna.

La Compañía, con oficinas registradas ubicadas en 2355 West Chandler Boulevard, Chandler, AZ 85224, U.S.A., es la única responsable de la administración del Plan y de la participación en el mismo y la adquisición de Acciones no establece de forma alguna una relación de trabajo entre usted y la Compañía, ya que su participación en el Plan es completamente comercial y el único empleador es Microchip Technology Mexico, S.DE R.L. DE C. V. en caso de ser aplicable, así como tampoco establece ningún derecho entre la persona que tenga el derecho a optar y el Empleador.

Reconocimiento del Documento del Plan.  Al aceptar el Otorgamiento de las Unidades de Acción Restringida, usted reconoce que ha recibido copias del Plan, ha revisado el mismo, al igual que la totalidad del Acuerdo y, que ha entendido y aceptado completamente todas las disposiciones contenidas en el Plan y en el Acuerdo.

Adicionalmente, al firmar el Acuerdo, reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en la Renuncia de Derecho o Reclamo por Compensación, apartado 10 del Acuerdo, en el cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, así como su Sociedad controlante, Subsidiaria o Filiales no son responsables por cualquier disminución en el valor de las Acciones en relación a las Unidades de Acción Restringida.

Finalmente, declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y, en consecuencia, otorga el más amplio finiquito al Empleador, así como a la Compañía, a su Sociedad controlante o Subsidiaria con respecto a cualquier demanda que pudiera originarse en virtud del Plan.

NETHERLANDS

There are no country-specific terms and conditions.

GESDMS/6558112.6

PHILIPPINES

There are no country-specific terms and conditions.

ROMANIA

There are no country-specific terms and conditions.

SINGAPORE

Securities Law Legend.  The RSUs are being granted pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”).  The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.  The Grantee should note that the RSUs are subject to section 257 of the SFA, and the Grantee will not be able to make (i) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares subject to the RSUs in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.).

SPAIN

Termination of Employment.  The RSUs provide a conditional right to Shares and may be forfeited or affected by the Grantee’s termination of employment, as set forth in the Agreement.  For avoidance of doubt, the Grantee’s rights, if any, to the RSUs upon termination of employment shall be determined as set forth in the Agreement, including, without limitation, where (i) the Grantee is deemed to be constructively dismissed or unfairly dismissed without good cause; (ii) the Grantee is dismissed for disciplinary or objective reasons or due to a collective dismissal; (iii) the Grantee terminates employment due to a change of work location, duties or any other employment or contractual condition (except as otherwise expressly set forth in the Agreement); or (iv) the Grantee terminates employment due to the Company’s or any of its Subsidiaries’ unilateral breach of contract.  Consequently, the termination of the Grantee’s employment for any of the above reasons shall be governed by paragraphs 4 and 19(i) of the Agreement, unless otherwise determined by the Company, in its sole discretion.

Labor Law Acknowledgment.  By accepting the RSUs, the Grantee acknowledges that he or she understands and agrees to the terms and conditions applicable to participation in the Plan and that he or she has received a copy of the Plan.

The Grantee understands that the Company has unilaterally, gratuitously and discretionally decided to grant RSUs under the Plan to individuals who may be employees of the Company or any Parent or Subsidiary of the Company throughout the world.  The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Parent or Subsidiary on an ongoing basis, other than as expressly set forth in the Plan and the Agreement.  Consequently, the Grantee understands that any grant is given on the assumption and condition that it shall not become a part of any employment contract (either with the Company or any Parent or Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.  Furthermore, the Grantee understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant since the future value of the RSUs and the underlying Shares is unknown and unpredictable.  In addition, the Grantee understands that this grant would not be made but for the assumptions and conditions referred to above; thus, the Grantee understands, acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the RSUs shall be null and void.

Securities Law Legend.  The RSUs and the Shares issued upon vesting are considered a private placement outside of the scope of Spanish laws on public offerings and issuances of securities.

SWEDEN

There are no country-specific terms and conditions.

SWITZERLAND

There are no country-specific terms and conditions.

TAIWAN

There are no country-specific terms and conditions.

THAILAND

There are no country-specific terms and conditions.

UNITED KINGDOM

Tax Obligations.  The following provision supplements paragraph 9 (“Tax Obligations”) of the Agreement:

If payment or withholding of the Tax-Related Items is not made within ninety (90) days of the event giving rise to the Tax-Related Items or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected Tax-Related Items shall constitute a loan owed by the Grantee to the Employer, effective as of the Due Date.  The Grantee agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue & Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in paragraph 9 of the Agreement.

Notwithstanding the foregoing, if the Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the Grantee shall not be eligible for a loan from the Company to cover the Tax-Related Items.  In the event that the Grantee is a director or executive officer and any such Tax-Related Items are not collected from or paid by the Grantee by the Due Date, the amount of any uncollected Tax-Related Items will constitute a benefit to the Grantee on which additional income tax and National Insurance contributions (“NICs”) will be payable.  The Grantee understands that he or she will be responsible for reporting any income tax and NICs (including the Employer NICs, as defined below) due on this additional benefit directly to HMRC under the self-assessment regime.

RSUs Payable in Shares Only.  Notwithstanding any discretion in the Plan, the RSUs will be settled in Shares only.  The RSUs do not provide any right for the Grantee to receive a cash payment.

Joint Election for Transfer of Secondary Class 1 National Insurance Contributions to the Grantee.  As a condition of vesting of the RSUs, the Grantee agrees to accept any liability for secondary Class 1 national insurance contributions, which may be payable by the Company or the Employer in connection with the RSUs (“Employer NICs”).  To accomplish the foregoing, the Grantee agrees to enter into an election between himself or herself and the Employer (the “Election”), by printing, signing and returning the form approved for such Election by HMRC and attached as Exhibit A to this Agreement to the Human Resources Manager prior to vesting of the RSUs. The Grantee further agrees to enter into any other consents or elections required to accomplish the transfer of the Employer NICs to the Grantee, prior to vesting of the RSUs.  The Grantee further agrees to enter into such other joint elections as may be required between himself or herself and any successor to the Company and/or the Employer.  If the Grantee does not enter into an Election prior to the vesting of the RSUs, the Grantee will permanently forfeit the RSUs without any liability to the Company and/or the Employer and any Shares that have been issued upon vesting will be returned to the Company at no cost to the Company.

The Grantee further agrees that the Company and/or the Employer may collect the Employer NICs by any of the means set forth in paragraph 9 of the Agreement, as supplemented above.

*           *           *

EXHIBIT A

MICROCHIP TECHNOLOGY INCORPORATED

2004 EQUITY INCENTIVE PLAN

(UK Employees)

Election To Transfer the Employer’s National Insurance Liability to the Employee

1.           Parties

This Election is between:

(A)
Employee Name (the “Employee”), who is eligible to receive Restricted Stock Units granted by Microchip Technology Incorporated of 2355 Chandler Blvd., Chandler, Arizona 85224, United States (the “Company”) pursuant to the terms and conditions of the 2004 Equity Incentive Plan (the "Plan"), and

(B)
Microchip Limited (registered number 2189500) with registered office at Microchip House, 720 Wharfedale Road, Winnersh Triangle, Wokingham, Berkshire RG41 5TP, United Kingdom (the “Employer”), which employs the Employee.

2.           Purpose of Election

2.1	This Election relates to the employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on:

(i)	the acquisition of securities pursuant to the Restricted Stock Units; and/or

(ii)	the assignment or release of the Restricted Stock Units in return for consideration; and/or

(iii)	the receipt of any other benefit in money or money’s worth in connection with the Restricted Stock Units,

(each, a “Taxable Event”) pursuant to section 4(4)(a) of the Social Security Contributions and Benefits Act 1992.

2.2	This Election applies to all Restricted Stock Unit awards granted to the Employee under the Plan on or after 23rd December 2005 up to the termination date of the Plan.

3.           The Election

This joint election does not apply with respect to any liability arising as a result of U.K. anti-avoidance legislation.  The Employee and the Employer jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Taxable Event is hereby transferred to the Employee.  The Employee understands that by signing this Election he or she will become personally liable for the Employer’s Liability covered by this Election.

4.           Payment of the Employer’s Liability

4.1	The Employee hereby authorizes the Company and/or the Employer to collect the Employer’s Liability from the Employee at any time after the Taxable Event:

(i)	by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Taxable Event; and/or

(ii)	directly from the Employee by payment in cash or cleared funds; and/or

(iii)	by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the Restricted Stock Units.

4.2	The Employer hereby reserves for itself and the Company the right to withhold the transfer of any securities to the Employee until full payment of the Employer’s Liability is received.

4.3	The Employer agrees to remit the Employer’s Liability to the HM Revenue and Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Taxable Event occurs.

5.           Duration of Election

5.1
The Employee and the Employer agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

5.2	This Election will continue in effect until the earliest of the following:

(i)	the Employee and the Employer agree in writing that it should cease to have effect;

(ii)	on the date the Employer serves written notice on the Employee terminating its effect;

(iii)	on the date the HM Revenue and Customs withdraws approval of this Election; or

(iv)
after due payment of the Employer's Liability in respect of the entirety of the Restricted Stock Units to which this Election relates, such that the Election ceases to have effect in accordance with its terms.

Signed by Employee Name	_________________________
The Employee	_________________________
Date	_________________________

Signed for and on behalf of MICROCHIP LIMITED

The Employer	________________________
Position	________________________
Date	________________________

Schedule of Employer Companies

The employing companies to which this Election relates are:

NAME Microchip Limited	ADDRESS Microchip House 720 Wharfedale Road Winnersh Triangle Wokingham Berkshire RG41 5TP United Kingdom